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                                                                     EXHIBIT 4.1

                                 AMENDMENT NO. 2
                                     TO THE
                                RIGHTS AGREEMENT
                          DATED AS OF DECEMBER 13, 2000
                                 BY AND BETWEEN
                         SPECTRUM PHARMACEUTICALS, INC.
                                       AND
                         U.S. STOCK TRANSFER CORPORATION

      On December 13, 2000, the Board of Directors of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the "Company") authorized and declared a dividend distribution of one Right (as defined in the Rights Agreement) for each share of its Common Stock, each Right initially representing the right to purchase one-hundredth of a share of Series B Junior Participating Preferred Stock of the Company, upon the terms set forth in a Rights Agreement dated as of December 13, 2000 by and between U.S. Stock Transfer Corporation (the "Rights Agent") and the Company (the "Rights Agreement").

      The Company recently entered into a Common Stock and Warrant Purchase Agreement dated August 13, 2003 (the "Common Stock and Warrant Purchase Agreement"), pursuant to which the Company issued and sold shares of its common stock (the "Common Stock") and Series 2003-1 Warrants (the "Series 2003 - 1 Warrants"). Pursuant to the terms of the Series 2003-1 Warrants, each holder of a Series 2003-1 Warrant has the right to receive, after the Distribution Date (as defined in the Rights Agreement), upon exercise of the Series 2003-1 Warrant, such number of Rights (as defined in the Rights Agreement) equal to the number of Rights such holder would have held if, immediately prior to the Distribution Date, the portion of the Series 2003-1 Warrant being exercised at such time had been exercised and the Warrant Shares, as defined in the Series 2003-1 Warrant, issuable upon such exercise were outstanding immediately prior to the Distribution Date.

      Therefore, in order to give effect to the above terms of the Series 2003-1 Warrant, the Company and U.S. Stock Transfer Corporation hereby agreed to amend the Rights Agreement as follows:

      1. Amend Section 1(a) of the Rights Agreement to add the following separate paragraph at the end of the section:

            "Also, notwithstanding the foregoing, SCO Capital Partners LLC and each of the Investors listed on Schedule I (the "Investors") to the Common Stock and Warrant Purchase Agreement dated August 13, 2003 (the "Common Stock and Warrant Purchase Agreement") by and among the Company and the Investors, shall not be deemed to be an "Acquiring Person," by virtue of such Investor or SCO Capital Partners LLC acquiring Beneficial Ownership of shares of Common Stock pursuant to the terms of the Common Stock and Warrant Purchase Agreement
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or the Series 2003-1 Warrants (as defined in the Common Stock and Warrant
Purchase Agreement) or the Placement Agent Warrant (the "Placement Agent Warrant") issued or issuable to SCO Capital Partners LLC, and/or its designees, pursuant to that certain financial advisory agreement between the Company and SCO Financial Group LLC, dated February 1, 2003 (the Series 2003-1 Warrants and the Placement Agent Warrants hereinafter referred to as the "August Series 2003-1 Warrant," if singular, or the "August Series 2003-1 Warrants," if plural). However, this exception to the definition of "Acquiring Person" shall not affect the determination of whether the Investors or any of them or SCO Capital Partners LLC shall be an "Acquiring Person" as the result of any other acquisition of Beneficial Ownership of shares of Common Stock."

      2. Add subsection (e) to Section 3 of the Rights Agreement to read in its entirety as follows:

            "(e) Notwithstanding any of the foregoing, any holder of an August Series 2003-1 Warrant who exercises any portion of such August Series 2003-1 Warrant after a Distribution Date shall receive, upon exercise of such August Series 2003-1 Warrant, a number of Rights equal to the number of Rights such holder would have held in respect of the Warrant Shares (as defined in the August Series 2003-1 Warrant) issuable upon such exercise if the portion of the August Series 2003-1 Warrant being exercised had been exercised immediately prior to the Distribution Date. As soon as practicable after such exercise (but in any case no later than 5 business days following such exercise), the Rights Agent will send by first-class, insured, postage prepaid mail, to the record holder of such Warrant Shares, one or more Rights Certificates evidencing the Rights so held. In an event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights.

      Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Rights Agreement.

                            [SIGNATURE PAGE FOLLOWS]
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      IN WITNESS WHEREOF, the Company and the Rights Agent have caused this amendment to be executed this 10th day of May, 2004.

Spectrum Pharmaceuticals, Inc.          U.S. Stock Transfer Corporation

By: /s/ SHYAM KUMARIA                   By: /s/ RICHARD C. BROWN
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Name: Shyam Kumaria                     Name: Richard C. Brown
     --------------------------------        -----------------------------------

Title: Vice President Finance           Title: Vice President
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